DOLBY LABORATORIES, INC.
2005 STOCK PLAN
NOTICE OF GRANT OF EXECUTIVE PERFORMANCE-BASED
RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Dolby Laboratories, Inc. 2005 Stock Plan, as amended from time to time (the “Plan”) shall have the same defined meanings in this Notice of Grant of Executive Performance-Based Restricted Stock Units (the “Notice of Grant”) and the Global Restricted Stock Unit Agreement attached hereto as Exhibit A (collectively, the “Executive Performance-Based Restricted Stock Unit Agreement” or the “Agreement”), including any terms and conditions for participants outside the U.S. in the Appendix.

Participant:
You have been granted an award of Restricted Stock Units (the “Award”). Each such Restricted Stock Unit is equivalent to one share of the Company’s Class A Common Stock for purposes of determining the number of Shares subject to this Award. None of the Restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Date of Grant:	[ ]

Performance Period:	[ ]

Threshold Number of Restricted Stock Units (“Threshold”): (Target number x [#]%)	[ ]

Target Number of Restricted Stock Units (“Target”):	[ ]

Maximum Number of Restricted Stock Units (“Maximum”): (Target number x [#]%)	[ ]

Vesting Schedule:                [ ]
The Restricted Stock Units subject to the Award will vest only upon achievement of both (a) the Performance-Based Vesting Component and (b) the Service-Based Vesting Component, as described below.

Performance-Based Vesting Component

The actual number of Restricted Stock Units that will be eligible to vest will be determined based on the achievement of annualized total stockholder return of the Company over the Performance Period as compared to the annualized total stockholder return of the [ ] Index (ticker symbol [ ]), or its successor (and in the case of multiple successors, the successor of which the Company is a member, and if the Company is a member of multiple successors, such applicable successor as determined by the Administrator) (the “Index”), as follows (such vesting component, the “Performance-Based Vesting Component”, and any Restricted Stock Units that become eligible to vest after satisfaction of the Performance-Based Vesting Component, the “Eligible RSUs”):

	Relative TSR	Eligible RSUs
Threshold	[#]%	[#]
Target	[#]%	[#]
Maximum	[#]%	[#]

“Relative TSR” shall be determined in accordance with the following formula:

“Relative TSR” = Annualized TSR – Index TSR.

“Annualized TSR” shall be determined in accordance with the following formula:

“Annualized TSR” = ((P2 / P1)^(1/N)) – 1.
For purposes of the foregoing formula, the following definitions shall apply:
“P1” or “Beginning Stock Price” means the thirty (30) trading day average closing price of a share of Class A common stock, $0.001 par value, of the Company as of and including the last trading day immediately preceding the start of the Performance Period, as adjusted to reflect the reinvestment of dividends.

“P2” or “Ending Stock Price” means the thirty (30) trading day average closing price of a share of Class A common stock, $0.001 par value, of the Company as of and including the last trading day of the Performance Period, as adjusted to reflect the reinvestment of dividends.

“N” shall mean three ([#]), which is the number of years of the Performance Period, unless the Performance Period is deemed to end earlier due to a merger or Change in Control, in which instance “N” shall equal the product of (i) [#] (3) multiplied by (ii) the Proration Ratio, as defined below.

This Annualized TSR calculation shall be adjusted to reflect any event described in Section 17 of the Plan, as determined by the Administrator in its sole discretion.

“Index TSR” shall be determined in accordance with the following formula:
“Index TSR” = ((I2 / I1)^(1/N)) – 1.
For purposes of the foregoing formula, the following definitions shall apply:
“I1” or “Beginning Index Price” means the thirty (30) trading day average closing price of a share of the Index, as adjusted to reflect the reinvestment of dividends.

“I2” or “Ending Index Price” means the thirty (30) trading day average closing price of a share of the Index as of and including the last trading day of the Performance Period, as adjusted to reflect the reinvestment of dividends.

No Restricted Stock Units subject to the Award shall become Eligible RSUs for any performance below Threshold. Additionally, the maximum number of Restricted Stock Units subject to the Award that may become Eligible RSUs is capped as indicated in the “Maximum” row of the “Eligible RSUs” column in the table above.

Performance results between Threshold and Target performance levels and between Target and Maximum performance levels shall be determined on a straight line interpolation basis based on the above figures.

All determinations regarding the Performance-Based Vesting Component (including the calculation of Relative TSR, Annualized TSR and Index TSR) shall be made by the Administrator in its sole discretion and all such determinations shall be final and binding on all parties. Restricted Stock Units, if any, will be deemed to have become Eligible RSUs as of the date on which the Administrator has certified in writing as to the level of achievement of the Performance-Based Vesting Component (the “Certification Date”). The Certification Date shall be made no later than [ ].

To the extent the foregoing schedule would result in fractional Restricted Stock Units becoming Eligible RSUs, Eligible RSUs will be rounded down to the nearest whole Restricted Stock Unit.

Any portion of the Restricted Stock Units subject to the Award that fail to qualify as Eligible RSUs as of the Certification Date shall be cancelled, forfeited and of no further effect.

Service-Based Vesting Component

In order to vest in any Eligible RSUs, you must remain a Service Provider through the Certification Date (such vesting component, the “Service-Based Vesting Component”), provided that, in the event of your death between the last day of the Performance Period and the Certification Date, you will be deemed to satisfy the Service-Based Vesting Component on the date of your death, and any Restricted Stock Units that become Eligible RSUs on the Certification Date will vest on the Certification Date.

Change in Control

In the event of a merger or Change in Control of the Company that occurs while you are a Service Provider and before the last day of the Performance Period:

1.
Notwithstanding anything to the contrary in this Agreement, the Performance Period shall be deemed to end on the closing date of such merger or Change in Control and the per share value of the consideration of the Company’s Class A Common Stock in such transaction shall be used to calculate Annualized TSR instead and in lieu of the Ending Stock Price (it being understood, for the avoidance of doubt, that such calculation will be adjusted to reflect the reinvestment of dividends paid during the Performance Period). The Administrator may determine Annualized TSR pursuant to this clause 1, in its sole discretion, within the ten (10) day period prior to the closing date of such merger or Change in Control;

2.	In the event the successor corporation assumes, substitutes or replaces the Award:

a.
Vested Eligible RSUs (as defined below) will vest on the date of the closing of the merger or Change in Control. “Vested Eligible RSUs” will equal (x) the number of Eligible RSUs subject to the Award, after giving effect to the Administrator’s determination of Annualized TSR in clause 1, above, multiplied by (y) a fraction, the numerator of which equals the numbers of days from the Date of Grant to the closing date of such merger or Change in Control and the denominator of which equals the number of days in the Performance Period had such merger or Change in Control not occurred (the “Proration Ratio”).

b.
Time-Based Eligible RSUs (as defined below) shall vest in equal monthly installments following the closing of the merger or Change in Control through the remainder of the Performance Period based solely on your continuing status as a Service Provider, subject to the terms of any acceleration provision provided for in any applicable written agreement between you and the Company (a “Company Agreement”) or any applicable Plan provision. Additionally, unless superseded by an acceleration provision in any Company Agreement, upon your termination by the Company or a Related Entity without Cause or your resignation for Good Reason, in either event, within the twelve (12) month period following the closing date of a merger or Change in Control, a number of your then outstanding Time-Based Eligible RSUs will vest equal to the product of (i) the number of Time-Based Eligible RSUs that would have vested had you remained a Service Provider for one year following your termination date, multiplied by (ii) the number of full years of service you have performed for the Company or a Related Entity as of the date of your termination, provided that in no event will more than 100% of the Time-Based Eligible RSUs subject to the Award vest pursuant to this provision. “Time-Based Eligible RSUs” will equal the portion of the Eligible RSUs subject to the Award, after giving effect to the Administrator’s determination of Annualized TSR in clause 1, above, that would constitute Vested Eligible RSUs but for the Proration Ratio.

c.
Restricted Stock Units subject to the Award that do not become Eligible RSUs, after giving effect to the Administrator’s determination of Annualized TSR in clause 1, above, will, as of the closing date of the merger or Change in Control, be cancelled, forfeited and of no further effect.

3.
In the event the successor corporation does not assume, substitute or replace the Award, consistent with and subject to the terms of Section 17(c)(ii) of the Plan, you shall, immediately prior to the merger or Change in Control, fully vest in the Award as to all of the Eligible RSUs subject to the Award, after giving effect to the Administrator’s determination of Annualized TSR in clause 1, above.

You acknowledge and agree that the Agreement and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with your right or the right of the Company or the Related Entity that is your employer to terminate your relationship as a Service Provider at any time, with or without cause.
You hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Recoupment Policy (as defined in Exhibit A hereto) and this Agreement.
By your electronic signature and the electronic signature of the Company’s representative, you and the Company agree that the Award is granted under and governed by the terms and conditions of the Plan, the Recoupment Policy and the Agreement. You have reviewed the Plan, the Recoupment Policy and the Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing the Agreement and fully understand all provisions of the Plan, the Recoupment Policy and the Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Recoupment Policy and the Agreement.
You must execute and deliver or electronically accept the terms set forth in the Agreement, in the manner specified by the Administrator. The Administrator may, in its sole discretion, cancel the Award if you fail to execute and deliver or electronically accept the Agreement and related documents by the first scheduled vesting date.

EXHIBIT A
DOLBY LABORATORIES, INC.
2005 STOCK PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
1.Grant. Dolby Laboratories, Inc. (the “Company”) hereby grants to the individual set forth in the Notice of Grant of Restricted Stock Units (“Participant”) an award of Restricted Stock Units (“RSUs”) pursuant to Section 8 of the Dolby Laboratories, Inc. 2005 Stock Plan, as set forth in the Notice of Grant of Executive Performance-Based Restricted Stock Units (the “Notice of Grant”) and subject to the terms and conditions in this Global Restricted Stock Unit Agreement, including any special terms and conditions for participants outside the U.S. in the attached Appendix (collectively, the “Agreement”), and the Dolby Laboratories, Inc. 2005 Stock Plan as may be amended from time to time (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan and the Notice of Grant shall have the same defined meanings in this Agreement.
2.Company’s Obligation. Each RSU represents the right to receive a Share after satisfying the applicable vesting conditions set forth in the Notice of Grant. Unless and until the RSUs vest, Participant will have no right to receive Shares under such RSUs. Prior to actual distribution of any Shares pursuant to the vesting of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Subject to paragraph 4, and to relevant Plan provisions, the RSUs awarded by this Agreement will vest in Participant according to the vesting schedule specified in the Notice of Grant.
4.Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if Participant ceases to be a Service Provider, for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company; provided that, in the event of Participant’s death between the last day of the Performance Period and the Certification Date, Participant will be deemed to satisfy the Service-Based Vesting Component specified in the Notice of Grant on the date of Participant’s death, and any RSUs that become Eligible RSUs on the Certification Date will vest on the Certification Date.
5.Payment after Vesting. Any RSUs that vest in accordance with this Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares. Subject to the provisions of paragraph 10, such vested RSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any RSUs payable under this Agreement. Payment upon vesting will be subject to Participant (or his or her estate) satisfying the applicable Tax-Related Items (defined below) withholding obligations set forth in paragraph 11.

6.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares (in certificated or uncertificated form in the Company’s sole discretion) have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or Participant’s broker.
8.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF RSUS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUED ENGAGEMENT AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR ANY RELATED ENTITY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR ANY RELATED ENTITY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
9.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1275 Market Street, San Francisco, CA 94103, U.S.A., Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.
10.Acceleration.
(a)    Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested RSUs at any time, subject to the terms of the Plan. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 10 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A of the Code and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time (“Section 409A”). The prior sentence may be superseded in a future agreement or amendment to this Agreement only by direct and specific reference to such sentence.

(b)    Acceleration in Connection with Termination of Service. Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)    Section 409A. It is the intent of this Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse Participant, or be otherwise responsible for, any taxes or costs that may be imposed on Participant as a result of Section 409A or any other tax law or rule.
11.Withholding Taxes. Regardless of any action the Company or the Related Entity that is Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding items related to Participant’s participation in the Plan and legally applicable to Participant, or deemed by the Company or the Employer to be an appropriate charge to Participant even if technically due by the Company or the Employer (“Tax-Related Items”), Participant hereby acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares in settlement of the RSUs, the subsequent sale of Shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes and directs the Company and/or the Employer or their respective agents, in their sole discretion and without any notice or authorization by Participant, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the RSUs. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by Participant’s acceptance of the RSUs, Participant authorizes the Company and any brokerage firm to satisfy the obligations with regard to all Tax-Related Items by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or to sell on Participant’s behalf a whole number of Shares from those Shares issued to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
Depending upon the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates in the Participant’s jurisdiction, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan. No fractional Shares will be withheld or issued pursuant to the grant of RSUs and the issuance of Shares thereunder.
Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items. Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.
12.Acknowledgements. In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)    Participant acknowledges receipt of a copy of the Plan (including any applicable appendixes or sub-plans thereunder) and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan (including any applicable appendixes or sub-plans thereunder), the Recoupment Policy and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Recoupment Policy or this Agreement. Participant further agrees to notify the Company upon any change in the residence address in the Notice of Grant;
(b)    the Company (and not the Employer) is granting the RSU. The Company will administer the Plan from outside Participant’s country of residence;
(c)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;
(d)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(e)    all decisions with respect to future awards of RSUs, if any, will be at the sole discretion of the Company;
(f)    Participant is voluntarily participating in the Plan;
(g)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment or service contract, if any;
(h)    unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Related Entity;
(i)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(j)    although provided by the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of Participant’s normal or expected salary or compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension, retirement or welfare benefits or any other similar payments;
(k)    the RSU grant and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Related Entity and the Company will not incur any liability of any kind to Participant as a result of any change or amendment, or any cancellation, of the Plan at any time;
(l)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(m)    in the event of termination of Participant’s status as a Service Provider (whether or not in breach of any employment laws in the country where Participant resides, even if otherwise applicable to Participant’s employment benefits from the Employer, and/or whether later found to be invalid), Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Award (including whether Participant may still be considered actively employed while on an approved leave of absence);
(n)    the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger or a Change in Control; and
(o)    if Participant is providing services to Employer outside the United States:
(i)    the RSUs and the Shares subject to the RSUs are not part of Participant’s normal or expected compensation or salary for any purpose;
(ii)    neither the Company, the Employer nor any other Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement; and
(iii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s status as a Service Provider by the Company or the Employer (for any reason whatsoever and whether or not in breach of any employment laws in the country where Participant resides, even if otherwise applicable to Participant’s employment benefits from the Employer, and/or whether later found to be invalid).
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan
14.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU materials by and among, as applicable, the Employer, the Company, and its Related Entities for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number, passport number or other identification number, salary, nationality, residency status, job title, any Shares or directorships held in the Company or any Related Entity, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in

Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.
Participant understands that Data may be transferred to E*TRADE, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company in the implementation, administration and management of the Plan. Participant understands that the recipients may be located in the United States, or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited.
Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing Participant’s local human resources representative, or if there is no local human resources representative, the human resources department of the Company. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards. Participant understands, however, that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative, or if there is no local human resources representative, the human resources department of the Company.
15.Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.
17.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent, or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
18.Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
19.Governing Law and Venue. The Award will be governed by the internal substantive laws, but not the choice of law rules, of the State of California, U.S.A. without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
(a)    Language. Participant has received the terms and conditions of this Agreement and any other related communications in English. Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this RSU Agreement. Furthermore, if Participant consents to having received these documents in English. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(b)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. By Participant’s electronic signature and the electronic signature of the Company’s representative, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan and this Agreement.
20.Administrator Authority. The Administrator will have the power to interpret the Plan, the Recoupment Policy and this Agreement and to adopt such rules for the administration,

interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested and whether Participant is actively employed). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company, and all other interested persons. No member of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, the Recoupment Policy or this Agreement.
21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable under Applicable Laws with regard to the issuance or sale of Shares or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable under Applicable Laws with regard to the issuance or sale of Shares or to facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Insider Trading/Market Abuse Restrictions. Depending on Participant’s or Participant’s Broker’s country of residence or where the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to, directly or indirectly, accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs), or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the applicable jurisdiction or Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed insider information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy. Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
25.Exchange Control, Tax and/or Foreign Asset/Account Reporting. Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the

Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage, bank account or legal entity outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to Participant’s country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and should consult his or her personal legal advisor for any details.
26.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.
27.Reduction, Cancellation, Forfeiture or Recoupment. This Award, any Shares issued in payment for vested RSUs pursuant to this Award and any other rights, payments and benefits with respect to this Award shall be subject to reduction, cancellation, forfeiture or recoupment pursuant to the Company’s Policy on Recoupment of Incentive Compensation, as in effect on the Date of Grant or as may be amended to the extent required to comply with applicable law (the “Recoupment Policy”).

APPENDIX TO DOLBY LABORATORIES, INC.
2005 STOCK PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions for Participants Outside the U.S.
This Appendix includes additional country-specific terms and conditions that apply to Participants resident in countries listed below. This Appendix is part of the Agreement and contains terms and conditions material to participation in the Plan. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
The information is based on the securities and other laws in effect in the respective countries as of November 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date when Participant vests in the RSUs or Shares acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working or Participant transfers employment or residency after the Date of Grant, or if Participant is considered resident of another country for local law purposes, then the provisions contained herein may not be applicable to Participant. The Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances.
Countries Within the European Union and European Economic Area
Data Privacy: The Dolby Employee Privacy Notice supersedes and replaces paragraph 14 of the Agreement. The Dolby Employee Privacy Notice for each respective country in the European Union and European Economic Area can be found at https://dolby.sharepoint.com/policy/Policy%20Repository/Forms/Grouped%20by%20Function.aspx.
Australia
Securities Law Notice.

If Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on disclosure obligations prior to making any such offer.
Australian Offer Document.
Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Australian Securities & Investments Commission (“ASIC”) Class Order 14/1000 and the relevant provisions of the Corporations Act 2001. Participant acknowledges his or her right to acquire Shares is subject to the terms and conditions set forth in the Plan, as supplemented for implementation in Australia by the terms of the Australia Offer Document and the Agreement.
Tax Notice.
The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Exchange Control Notice.
Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. Participant understands that if an Australian bank is assisting with the transaction, the bank will file the report on Participant’s behalf. Participant understands that if there is no Australian bank involved in the transfer, Participant will have to file the exchange control report on his or her own behalf.
Brazil

Compliance with Law.

By accepting the RSUs, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with Participant’s participation in the Plan, including the vesting of the RSUs, the receipt of any dividends, and the sale of Shares acquired under the Plan.

Nature of Award Grants.

By accepting the RSUs, Participant agrees that (1) he or she is making an investment decision, (2) the Shares will be issued to Participant only if the vesting conditions are met and any necessary services are rendered by Participant over the vesting period and (3) the value of the underlying Shares is not fixed and may increase or decrease in value over time without compensation to Participant.

Exchange Control Notice.

If Participant is resident or domiciled in Brazil, he or she will be required to submit a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights equals or exceeds US$100,000. Assets and rights that must be reported include any Shares acquired under the Plan.

Tax on Financial Transaction (IOF).

Payments to foreign countries and repatriation of funds into Brazil and the conversion between BRL and US$ associated with such fund transfers may be subject to the Tax on Financial Transactions. It is Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from Participant’s participation in the Plan. Participant should consult with his or her personal tax advisor for additional details.
Canada
Form of Settlement.
RSUs granted to employees resident in Canada shall be paid in Shares only.
Termination of Service Provider Relationship.

The following provision replaces paragraph 12(m) of the Agreement:

For purposes of the Award, Participant’s status as a Service Provider will be considered terminated and vesting of the RSUs will cease as of the date that is the earliest of: (i) the date Participant’s employment with the Company or Related Entity is terminated; (ii) the date Participant receives written notice of termination of employment or service from the Company or Related Entity; or (iii) the date Participant is no longer actively providing services to the Company or Related Entity and, in any case, will not be extended by any notice period mandated under local law (e.g., Participant’s period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws or the terms of Participant’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed or providing services for purposes of the Award (including whether Participant may still be considered actively providing services while on an approved leave of absence).

Sale of Shares.

Participant acknowledges that he or she is permitted to sell the Shares acquired under the Plan through E*TRADE or such other broker as may be selected by the Company in the future, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.

Consent to Receive Information in English for Quebec Service Providers.

Participant acknowledges that it is the express wish of the parties that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Le participant reconnaît que c’est son souhait exprès d’avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Authorization to Release and Transfer Necessary Personal Information for Quebec Service Providers.

The following provision supplements paragraph 14 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Related Entity and the Administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Related Entity to record such information and to keep such information in Participant’s employee file.

Foreign Asset/Account Reporting Notice.

Canadian residents may be required to report foreign specified property on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD 100,000 at any time in the year. Foreign specified property includes Shares acquired under the Plan and may include RSUs. The RSUs must be reported - generally at a nil cost - if the CAD 100,000 cost threshold is exceeded because of other foreign specified property Participant holds. The cost of RSUs generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if the Canadian resident owns other Shares of the Company, this ACB may have to be leveraged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

China
Settlement of RSUs and Sale of Shares.
The following provision supplements paragraph 5 of the Agreement:
Due to local regulatory requirements, Participant agrees that the Company may force the sale of any Shares to be issued upon settlement of the Award. The sale may occur (i) immediately upon vesting, (ii) following Participant’s termination as a Service Provider, or (iii) or within any other time frame as the Company determines to be necessary or recommended to comply with local regulatory requirements. Participant agrees that he or she must maintain any Shares acquired under the Plan in an account maintained by E*TRADE or such other stock plan service provider as may be selected by the Company.
Participant further agrees that the Company is authorized to instruct E*TRADE or such other stock plan service provider as may be selected by the Company in the future to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes E*TRADE or such other stock plan service provider as may be selected by the Company in the future to complete the sale of such Shares. Participant acknowledges that E*TRADE or such other stock plan service provider as may be selected by the Company in the future is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. In the event Participant is permitted to hold Shares upon exercise, the Company may force the sale of the Shares within any time frame as the company determines to be necessary to comply with local regulatory requirements.
Exchange Control Acknowledgement.
Participant understands and agrees that participation in the Plan is subject to the Company or the Employer obtaining any required approval from the China State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole and absolute discretion. If the Company or the Employer is unable to obtain such approval, Participant may not be entitled to receive any benefit in connection with the Plan without any liability to the Company, the Employer or any Related Entity.
Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to repatriate the cash proceeds from the sale of Shares issued upon the vesting of the RSUs as well as any cash dividends paid on such Shares to China. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, or one of its Related Entities, and Participant hereby consents and agrees that any proceeds from the sale of any Shares issued upon the vesting of the RSUs as well as any cash dividends paid on such Shares may be transferred to such special account prior to being delivered to Participant. If the proceeds from the sale of Participant’s Shares or cash dividends are converted to local currency, Participant acknowledges that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. Participant agrees to bear the risk of any exchange conversion rate fluctuation between the date the RSUs vest and the date of conversion of the proceeds from the sale of the Shares issued upon vesting to local currency. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Foreign Asset/Account Reporting Notice.

Chinese residents are required to report to the SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions.
France

Consent to Receive Information in English.

By accepting the grant of the RSUs, Participant confirms having read and understood the Plan and the Agreement, which were provided in English language. Participant accepts the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

Foreign Asset/Account Reporting Notice.

French residents may hold Shares outside France, provided that they declare all foreign accounts, whether open, current or closed, on their annual income tax return. Further, French residents with foreign account balances exceeding €1,000,000 may have additional monthly reporting obligations.

Germany
Exchange Control Notice.
Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made by the fifth (5th) day of the month following the month in which the payment is received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
Hong Kong
Form of Settlement.
RSUs granted to Participants resident in Hong Kong shall be paid in Shares only.
Sale of Shares.
Any Shares acquired under the Plan are accepted as a personal investment. In the event that the Award is exercised and Shares are issued to Participant (or Participant's heirs) within six months of the Date of Grant, Participant (or Participant's heirs) agrees that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the date of grant.

Securities Law Notice.
Warning: None of the documents related to the Plan have been reviewed by any regulatory authority in Hong Kong. If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, the Plan, or any other communication materials, Participant should obtain independent professional advice. The RSUs and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Related Entities. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any Related Entity and may not be distributed to any other person.
India
Exchange Control Notice.

Participant understands that the RSUs are subject to compliance with the exchange control requirements of the Reserve Bank of India. Participant understands that he or she must repatriate any proceeds from the sale of Shares and any dividends received acquired under the Plan within such period of time as required under applicable regulations. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the funds and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Notice.

Indian residents are required to declare the following items in their annual tax return: (i) any foreign assets held by them (including Shares acquired under the Plan), and (ii) any foreign bank accounts for which they have signing authority. Indian residents should consult with their personal tax advisor to ensure that they are properly reporting foreign assets and bank accounts.

Japan
Foreign Asset/Account Reporting Notice.
Japanese residents are required to report details of any assets held outside of Japan as of December 31, including Shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. Japanese residents are responsible for complying with this reporting obligation.
Korea
Foreign Asset/Account Reporting Notice.

Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). Korea residents should consult with their personal tax advisor for additional information about this reporting obligation.
Netherlands
No country-specific provisions.

Poland

Exchange Control Notice.
If Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Participant should consult with his or her personal legal advisor to determine whether Participant will be required to submit reports to the National Bank of Poland.

Further, Polish residents transferring funds in excess of €15,000 into or out of Poland must do so through a bank account in Poland. In such case, the resident is required to store all documents connected with any foreign exchange transactions engaged in for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

Russia

Securities Law Notice.

This Agreement, the Plan and all other materials that Participant may receive concerning the grant of the RSUs and Participant's participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares to be issued upon vesting of the RSUs have not and will not be registered in Russia and, therefore, the Shares described in any Plan documents may not be offered or placed in public circulation in Russia. In no event will Shares to be issued upon vesting of the RSUs be delivered to Participant in Russia. All Shares acquired under the Plan will be maintained on Participant's behalf outside of Russia. Participant will not be permitted to sell Shares directly to a Russian legal entity or resident.

Exchange Control Notice.

Participant is responsible for complying with all applicable exchange control regulations in Russia. Participant should consult with his or her personal legal advisor to ensure compliance with applicable requirements.

Authorization to Release and Transfer Necessary Personal Information

The following provision supplements paragraph 14 of the Agreement:

Participant hereby acknowledges that Participant has read and understood the terms regarding collection, processing and transfer of Data contained in the Data Privacy section of the Agreement and, by participating in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Russia, either now or in the future. Participant understands that Participant will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.

Foreign Asset/Account Reporting Notice.

Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Russian residents are also required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. For example, the relevant form for 2018 is due on or before June 1, 2019. The tax authorities can require Participant to provide appropriate supporting documents related to transactions in a foreign bank account.

Russian residents should consult with their personal tax advisor for additional information about these reporting obligations.

Anti-Corruption Notice.

Anti-corruption laws prohibit certain public servants, their spouses, and their dependent children from owning any foreign source financial instruments (e.g. shares of foreign corporations such as the Company). Accordingly, Participant should inform the Company if he or she is covered by these laws because Participant should not hold Shares acquired under the Plan.

Labor Law Notice.

If Participant continues to hold Shares acquired after vesting of the RSUs after an involuntary termination of Participant's employment, Participant may not be eligible to receive unemployment benefits in Russia.

Singapore

Securities Law Notice.

The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that such RSU grant is subject to section 257 of the SFA and Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares in Singapore, or any offer of the Shares underlying the RSUs unless such sale or offer in Singapore is made (a) after six (6) months of the Date of Grant, or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Reporting Notice.
If Participant is the Chief Executive Officer (“CEO”), director, associate director or shadow director of a Singapore Related Entity of the Company, as the terms are used in the Singapore Companies Act (the “SCA”), Participant agrees to comply with notification requirements under the SCA. Among these requirements is an obligation to notify the Singapore Related Entity in writing when Participant receives an interest (e.g., RSUs, Shares) in the Company or any related companies (including when Participant sells Shares acquired under the Plan). In addition, Participant must notify the Singapore Related Entity when Participant sells or receives Shares of the Company or any related company (including when Participant sells or receives Shares acquired under the Plan). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Participant’s interests in the Company or any related company within two (2) business days of becoming CEO or a director, associate director or shadow director. Participant should consult with his or her personal legal advisor regarding his or her notification obligations under the SCA.

Spain
No Entitlement for Claims or Compensation.
The following provisions supplement paragraphs 4 and 12 of the Agreement:
By accepting the RSUs, Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan document.
Participant understands and agrees that, as a condition of the grant of the RSUs, the termination of Participant’s status as a Service Provider for any reason (including for the reasons listed below) prior to the vesting date will automatically result in the loss of the unvested RSUs that may have been granted to Participant. In particular, Participant understands and agrees that any unvested RSUs shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of status as a Service Provider, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the

Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs under the Plan to individuals who may be Employees, Directors or Consultants throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any Related Entity, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any Related Entity, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of RSUs, which is gratuitous and discretionary, since the future value of the RSUs and the underlying Shares is unknown and unpredictable. Participant also understands that the grant of RSUs would not be made but for the assumptions and conditions set forth hereinabove; thus, Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the RSUs and any right to the underlying Shares shall be null and void.
Securities Law Notice.
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of RSUs. The Agreement, this Appendix and the Plan have not been registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) and do not constitute a public offering prospectus.
Exchange Control Notice.
Spanish taxpayers must declare the acquisition, ownership and disposition of Shares in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January for Shares acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year; however, if the value of the Shares acquired under the Plan and/or the amount of the sale proceeds exceeds the applicable threshold (currently €1,502,530), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, Spanish taxpayers may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, a report is required on all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, the report is required on an annual basis (by January 20 of each year).
Foreign Asset/Account Reporting Notice.
Spanish residents are required to report rights or assets deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of such Shares) as of December 31 of each year, if the value of such rights or assets exceeds EUR 50,000 per type of right or asset. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than EUR 20,000. If reporting is required, the report must be filed on Form 720 by March 31 following the end of the relevant year.
Sweden
No country-specific provisions.
Taiwan
Securities Law Notice.
The offer of participation in the Plan is available only for Service Providers of the Company and Related Entities. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Data Privacy Acknowledgement.
Participant hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in paragraph 14 of the Agreement and by participating in the Plan, Participant agrees to such terms. In this regard, upon request of the Company or the Employer, Participant agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands he or she will not be able to participate in the Plan if Participant fails to execute any such consent or agreement.
Exchange Control Notice.
Taiwanese residents may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends paid on such Shares) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD 500,000 or more in a single transaction, residents must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, Taiwanese residents may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Taiwanese residents should consult their personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.
Turkey
Securities Law Notice.
Pursuant to Turkish securities law, selling shares acquired under the Plan is not permitted within Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “DLB” and the Shares may be sold through this exchange.
Financial Intermediary Requirement Notice.
The purchase and sale of securities traded in foreign financial markets (e.g., the purchase and sale of Shares) are permitted. However, transactions in foreign securities must be conducted through the local banks and financial intermediary institutions licensed by the Turkish Capital Markets Board in accordance with relevant regulations and Central Bank communiqués. Participants should contact a personal legal advisor for further information regarding these requirements.
United Arab Emirates (“UAE”)
Securities Law Notice.
The offer of participation in the Plan is available only for select employees of the Company and Related Entities and is in the nature of providing employee incentives in the UAE. The Agreement, this Appendix, the Plan and other incidental communication materials are intended for distribution only to Service Providers for the purposes of an employee compensation or reward scheme, and must not be delivered to, or relied on, by any other person.
The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the RSUs or the Agreement. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.
The securities to which the Agreement relates may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.
Residents of the UAE who do not understand or have questions regarding the Agreement, this Appendix or the Plan should consult an authorized financial adviser.
United Kingdom
Form of Settlement.
RSUs granted to Service Providers resident in the United Kingdom shall be paid in Shares only.

Joint Election.

As a condition of the vesting of the RSUs under the Plan, Participant agrees to accept any liability for secondary Class 1 NICs (“Employer NICs”) which may be payable by the Company or the Employer with respect to the vesting of the RSUs or otherwise payable in connection with the RSUs and the issuance of Shares. Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company and/or the Employer (the “Election”), the form of such Election being formally approved by HM Revenue and Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant agrees to enter into an Election prior to the vesting of the RSUs. Participant further agrees that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in paragraph 11 of the Agreement.

Tax Withholding Obligations.

The following supplements paragraph 11 of the Agreement:

Without limitation to paragraph 11 of the Agreement, Participant agrees that he or she is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HMRC (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on Participant’s behalf (or any other tax authority or any other relevant authority).